Exhibit 5.1

January 16, 2009

Bancorp Rhode Island, Inc.

One Turks Head Place

Providence, Rhode Island 02903

Re: Registration Statement on Form S-3

Ladies & Gentlemen:

In our capacity as counsel to Bancorp Rhode Island, Inc., a Rhode Island corporation (the “Company”), we have been asked to render this opinion in connection with a Registration Statement on Form S-3, filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), with respect to the registration and potential offer and resale from time to time by the holders thereof of (i) 30,000 shares of Fixed Rated Cumulative Perpetual Preferred Stock, Series A, par value $.01 per share, of the Company (the “Series A Preferred Stock”), (ii) a warrant dated December 19, 2008 (the “Warrant”) to purchase 192,967 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) and (iii) up to 192,967 shares of the Common Stock of the Company issuable from time to time upon the exercise of the Warrant (the “Warrant Shares” and together with the Series A Preferred Stock and the Warrant, the “Securities”).  All of the Securities are being registered on behalf of certain security holders of the Company (the “Selling Security Holders”).

The Series A Preferred Stock and the Warrant were issued by the Company to the United States Department of the Treasury (the “Treasury”) pursuant to a Letter Agreement dated December 19, 2008 (including the Schedules thereto and the Securities Purchase Agreement – Standard Terms incorporated therein, including the Annexes thereto, the “Purchase Agreement”) by and between the Company and the Treasury.

In connection with rendering this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Articles of Incorporation and Bylaws of the Company, each as amended to date, (iii) the Purchase Agreement, (iv) the Warrant, (v) the Certificate of Designations with respect to the Series A Preferred Stock, attached as Exhibit A to the Certificate of Vote(s) Authorizing Issuance of a Class or Series of any Class of Shares filed with the Secretary of State of the State of Rhode Island on December 16, 2008 (the “Certificate of Designations”), (vi) certain resolutions adopted by the Board of Directors of the Company related to the offering of the Securities and related matters and (vii) such other instruments, documents and records as we have deemed necessary and relevant for the purposes hereof. We have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. In making our examination of executed documents or documents to be executed, we have assumed that they constitute or will constitute valid, binding and enforceable obligations of all parties thereto, other than the Company.

In addition, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act, (ii) all Securities will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement, (iii) any Securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption, or exercise and (iv) all necessary actions are taken by the Company so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that the Preferred Shares and the Warrant and, upon exercise in accordance with the terms of the Warrant, the Warrant Shares, to be sold by the Selling Security Holders have been duly authorized and are validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the law of the State of Rhode Island and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. This opinion is rendered to you in connection with the offering of the Securities for resale as contemplated in the Registration Statement and, except as consented to in the preceding sentence, may not be relied upon or furnished to any other person in any context. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Hinckley, Allen & Snyder LLP